Exhibit 99.2

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EDITED TRANSCRIPT

STFC - Q4 2015 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 18, 2016 / 04:00PM GMT

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS

Tara Shull State Auto Financial Corporation - IR & Finance Director

Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO

Steve English State Auto Financial Corporation - SVP & CFO

Kim Garland State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

Jessica Clark State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Matt Mrozek State Auto Financial Corporation - Chief Actuarial Officer

CONFERENCE CALL PARTICIPANTS

Arash Soleimani Keefe, Bruyette & Woods, Inc. - Analyst

Ron Bobman Capital Returns Management - Analyst

Paul Newsome Sandler O’Neill Asset Management - Analyst

Larry Greenberg Janney Montgomery Scott - Analyst

Gary Ransom Dowling & Partners Securities - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by.

(Operator Instructions)

Today’s call is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - IR & Finance Director

Good morning, and welcome to our fourth-quarter 2015 earnings conference call. Today, I’m joined by our Chairman, President and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President, Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President and Director of Specialty Lines and Middle Markets, Jessica Clark; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.

After our prepared remarks, we will open the line for questions. Our comments today may include forward looking statements, which by their nature involve a number of risk factors and uncertainties that may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available on our website, www.stateauto.com, under the investor section as an attachment to the press release. Now, I’ll turn the call over to STFC’s Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Thanks, Tara, and good morning, everyone. Our results for both the quarter and the year were poor. We did not make an underwriting profit, and we failed to meet our growth objectives. The majority of our misses for both the quarter and the year were the result of our auto lines.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

In Personal, Commercial and even one of our Programs, Auto insurance results were awful. We began an intense review of the results after the second quarter. Last quarter, we reported to all of you many of our findings.

Since that time, with the addition of a new claims leader and more time, we have completed the review effort and have begun to take aggressive steps to correct the issues we found. The auto loss issue covers many parts of the organization. It begins with our pricing and underwriting.

We identified gaps in our models and underwriting rules that resulted in inadequate and incorrect pricing levels. Some of these issues also caused expenses to be higher than they should have been. Our new claims leadership also found a number of issues that led to claims leakage or higher costs, due to handling gaps. Finally, we believe there is also what I call ‘contract’ leakage.

We feel some products need to be on different forms, and some of our forms are broader than the market norm. Corrective action is being taken across all of these areas. Progress is already being made. Kim and Jess will cover all of this in greater detail. We certainly had some positive results in 2015.

E&S, Worker’s Comp and Farm and Ranch all continue to perform well against both profit and growth targets. Our homeowners business was profitable for the year and not because we had a light CAT year. The non-cat loss ratio was outstanding.

Again, I’ll let Steve and the business leaders address those results as well. I want to talk about my evaluation of the year, how I see 2015. And let me before I do that begin by saying the results were bad, period.

However, I believe we accomplished a great deal in 2015, worked at and laid a foundation of 2016 and beyond. In 2015 we appropriately addressed our expense ratio. At the State Auto Group level, we eliminated $10 million in unneeded expenses. We realigned the organization to be flatter and more logical. As part of this, we had to make the hard decision to reduce our staff.

We also made the call to exit unprofitable lines of business. Finally, through a combination of retention, promotion and recruitment, we built the new leadership team. This team has the skills to meet emerging challenges in the P&C marketplace. It has become — it’s becoming a very different market, and our leaders understand what is needed to win.

This organizational alignment also led to the creation of a product management organization, with each product line held accountable to make an underwriting profit and growth. We also restructured claims to better align with our product focus and better match skills with type of loss. All of this organizational change supported our company wide focus on one simple goal, profitable growth.

We developed a technology strategy that resulted in our decision to build a single platform architecture for all our products. This began with the build of a new policy quote and issuance platform for new business only. That effort is well underway, and we are on target for a late third-quarter launch in five states for Auto, Home and Umbrella.

We will quickly add our remaining states and small business insurance. This platform will be efficient, effective, user-friendly and a huge step forward for State Auto. We know that for long-term survival it is imperative that an insurance company have best-in-class technology. State Auto will achieve that objective. We have a core belief that the P&C industry will experience a dramatic change in the coming years.

We also believe the winners will be companies that have a culture that allows them to react, adapt and take advantage of that change. We believe it is critical that we change our culture, to give us a better opportunity to be one of the winners. We are in the process of a cultural change that will positively impact our ability to be nimble, responsive, creative, passionate and driven. We eliminated traditional performance management and instituted a coaching environment.

We created an atmosphere of candor and transparency, where every associate is encouraged to speak up and challenge the process. It’s a culture where every associate is asked to think like an owner, and most truly are owners. Rules, processes, committees, guidelines that only added bureaucracy have been eliminated, replaced by an open and collaborative approach to simply making a decision and moving forward.

While it will take time for all of us to live this new culture, we will make it work, and it will increase our ability to be an effective winning competitor. I know our results were poor, and we make no excuses. We own the results. I also know my belief that we had a strong year because we made necessary changes to build a sustainable foundation does not overcome the results in the eyes of investors.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Steve, Jess and Kim will go over in detail the poor numbers. My only interest is to be certain our investors have a full picture that this leadership team has not only attacked the poor performing businesses, but at a broader level has made the hard calls required to build a foundation upon which State Auto doesn’t simply gets better but emerges as an industry leader. Here is Steve.

Steve English - State Auto Financial Corporation - SVP & CFO

Thanks, Mike. Today, STFC reported a combined ratio of 106.2 for the quarter and 101.5 for the year. This compares to a 113.3 combined ratio for the fourth quarter of 2014 and 105.5 for all of 2014. A year ago the reported results were impacted by RED reserve strengthening and the now expired homeowner quota share treaty.

Schedules 1A and B disclose the impact of those items on 2014 results for both the fourth quarter and full year. In addition the lifting of the deferred tax valuation allowance in the fourth quarter of 2014 impacted reported net and operating incomes. As Mike noted, the quarter’s results were impacted by ongoing profitability issues in our automobile lines of business as well as revised loss estimates for other and product liability, E&S Casualty and Programs.

We included development schedules in the investor packet to assist investors in evaluating 2015’s results as compared to 2014. Catastrophe results for 2015 continued a three-year run with CAT loss ratios below 5%. There was no significant development of CAT loss reserves for prior years.

On a reported basis, our non-cat loss ratio for the fourth quarter and all of 2015 improved over comparable 2014 periods; however, during 2014 we recorded significant adverse loss reserve development on RED, a closed book of business, of $71.3 million and $96.7 million in the fourth quarter and full year respectively, adding 26.1 points and 9 points to the reported non-cat loss ratios. So, you can see that our 2015 non-cat loss ratio results on a reported or calendar year basis actually deteriorated.

As disclosed in the development schedule, for the full year 2015 non-cat losses included $10.7 million of adverse development adding 0.8 points to the reported non-cat loss ratio. For all of 2014, $50.3 million of adverse development was recorded, including RED, adding 4.7 points to the reported non-cat loss ratio. Our accident year non-cat loss ratio results improved slightly in 2015 in total, but are not at acceptable or targeted levels.

Personal Auto, Commercial Auto and E&S Casualty reported adverse development of prior-year losses in 2015, while all reported favorable development in 2014. Other and product liability reported less overall favorable development in 2015, and Programs reported less overall adverse development in 2015. The 2013 and 2014 accident years drove the development of loss and allocated loss adjustment expense reserves.

Personal Auto development was driven by bodily injury severity, which also impacted our 2015 accident year expectations as well. Bodily injury severity is also driving Commercial Auto results. Severity is contributing to less favorable development for other and product liability. Program results are being impacted by programs with auto exposures, and E&S Casualty experienced some larger Umbrella losses. Kim and Jessica will provide additional commentary on these lines of business, including pricing, underwriting and claim steps being taken to address these trends.

Homeowners Other Personal Lines, which includes our Farm and Ranch business, Fire and Allied property lines, and Other Commercial are performing well. E&S property has had favorable experience including the favorable runoff of prior-year reserves.

Let’s talk for a moment about our assessment of RED programs. During 2015, the restaurant program outstanding claims are down to 620 from 898 a year ago.

As a reminder, this program is subject to an adverse development cover placed at the end of 2014. The trucking program open claim counts are down to 136 from 277 at the end of last year. For the remaining RED programs, there are approximately 100 outstanding claims. RED reserves were $71.3 million at December 31, 2015, of which 57% relate to the restaurant program.

I’d like to take a moment to remind everyone that the adverse development cover is accounted for as retroactive reinsurance. The cover provides up to $40 million of coverage to the State Auto Group beyond the carried reserves as of the end of 2014. Under the accounting rules, the ADC benefit is recorded concurrently with revised loss estimates to the extent funds were paid to the reinsurer at the time of contract inception. Any further benefits of the ADC, up to the full coverage limit, are recognized over the estimated period of time to settle the claims.

While not impacting the economics of the agreement with the protection it provides, it is possible that loss reserve increases could be recognized in a period, with the offsetting ADC benefit recognized in a later period as the claims are actually paid. During 2015, we did revise upward our estimate of ultimate losses for the restaurant program, but did not exceed the amount paid to the reinsurer. In the future, as claims continue to be adjusted, if estimates are revised upward beyond the amount previously paid, we will disclose the impact to the financial statements including the amount of ADC benefit that has been deferred for later recognition.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

We do not expect that to be significant, though. Our ultimate loss estimates for the restaurant program are materially below the coverage limit of the ADC. During 2015, we did add $1.3 million to our ultimate estimates for RED programs not subject to the ADC.

Before I turn the call over to Kim, I will comment briefly on a few other items. TIPS volatility continues to impact our net investment income results. Our exposure to TIPS is down about 30% since the end of last year. With the recent drop in oil prices, we recognized $2.2 million in other than temporary impairments in the quarter related to our energy equity portfolio. Our total energy exposure for both equities and fixed maturities is less than 5% of our overall holdings. Rising interest rates resulted in an increase to the discount rate used to revalue pension and post-retirement benefits, adding $0.10 to our book value per share, which finished the year at $21.40.

Mike mentioned making some hard decisions around staff reductions. In the quarter, we recognized $8.9 million of charges related to a special retirement incentive and other staff reductions with $6.8 million reflected in our acquisition and operating expenses, and $2.1 million as unallocated loss adjustment expense. The expense ratio in the quarter remained consistent with our nine-month 2015 expense ratio, as we reduced agent and associate incentive compensation due to lower profitability.

Finally, at the end of the year STFC’s insurance subsidiaries have a combined statutory surplus of $814.3 million while Group surplus stands at $1.2 billion. Now I’ll turn the call over to Kim Garland.

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

Thanks, Steve, and good morning, everyone. The most important thing to cover is our Private Passenger Auto results. Why are the results what they are in the fourth quarter, and what are we doing to improve our Auto profitability? Last quarter, as part of our auto discussion, I told you that we had uncovered both pricing and claims issues.

Since uncovering the claims issues, our claims department has reorganized into separate personal claims and commercial claims units. This reorganized claims department undertook an effort to review case reserves on every open Auto Liability claim. This resulted in both an overall strengthening of Auto Liability case reserves, and changed our overall view of how accident year 2014 would eventually emerge.

But even without the adverse loss reserve development, our Auto business would not be achieving our target combined ratio of 96. To improve our Auto profitability we have or are in the process of taking the following actions. In the first four months of the year, we are reviewing the Auto rates in all of our states and filing rate changes. As of today in our 28 states we have completed 23 reviews, 13 filings and 7 implementations. These reviews and filings include higher BI increased limit factors, reducing some discounts that were either too aggressive or undeserved, and implementing a revised actuarial analysis methodology that we believe is better suited to states where we are smaller and our data has lower credibility.

Establishing appropriate reserve levels, taking overall rate increases and cleaning up some pricing segmentation issues are necessary but not sufficient conditions for being profitable in Personal Auto. Profitable auto insurance companies also minimize their “leakage”. Our definition of leakage includes underwriting, claims, contract and expenses.

We have already identified approximately 5 points of leakage in our Auto business. This includes:

•	Underwriting. For example, today we allow agents to override information that is pulled from the current carrier database.

•	Claims. For example, we have been using too many third-party vendors, and our governance of those vendors was not strong enough. By bringing more claims activities in-house, reducing the number of third parties where we use them and stronger governance should reduce leakage from this item.

•	Contract. We have identified areas of improvements to modernize our forms.

•	Expense, report ordering. We are moving the ordering of some reports from the quote stage to the issue stage of the new business process. This should reduce report ordering expenses. Also, we are implementing tighter controls to minimize the duplicate ordering of reports.

Our team is addressing these leakage areas as rapidly as possible. Some of the fixes are immediate, like eliminating the overriding of the current carrier information, and some will take time, the modernizing of our auto contract. The reality of insurance is that many of the fixes take some time to impact financial results. Rates have to earn in, and our situation is a bit more challenging as about half of our policies are annual policies instead of six-month auto policies.

All leakage issues cannot be fixed immediately, i.e., it takes time to rewrite and implement a revised auto contract. Of course, we do get some immediate benefits from expense and underwriting fixes. The reality is that it will take a couple of quarters before these fixes start to impact our financial results, and some more time before the improvement is sufficient to allow us to achieve our 96 combined ratio, but we do have a clear path to profitability.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

While the immediate focus is appropriately on our auto profitability issues, the longer-term question is: Can State Auto become profitable and growing across all of our product lines? It’s important to discuss the progress that we are making on this longer-term question.

Auto and Homeowners:

•	Quotes and new business are up. Quotes are up 8.5% across Auto and Homeowners 4Q 2015 versus 4Q 2014. New business is up about 10% across Auto and Home, 4Q 2015 versus 4Q 2014. This is the first increase in these metrics since 2009. It is an early sign that our efforts around reinvigorating our new business production are starting to take hold.

•	New policy system and new business quoting and issuing capability: We remain on schedule to launch the first five states for Auto, Home and Personal Umbrella in 3Q 2016. Our development is far enough along that it is clear the difference between our current quote and issue system, and our new one, will be night and day. The most important metric that we will be monitoring is what we call our efficiency ratio, the percentage of time a competitive quote is turned into a new business policy. We expect our efficiency ratio will improve dramatically with this new system.

•	Redesigned pricing segmentation models for both Auto and Homeowners: In each product line we have identified new variables that we believe add significant predictiveness to our pricing models, and we will be rolling out a telematics option with our new Auto product, which we believe will be meaningful.

Farm and Ranch:

•	Our product management approach drives fanatical focus on each individual product line with the goal of each product line growing as fast as possible while hitting their combined ratio target.

•	In the fourth quarter of 2015, we implemented a new quote system for Farm and Ranch. New business has doubled since the implementation of the system, and an easier quoting system will allow us to expand our Farm and Ranch points of distribution.

•	Our Farm and Ranch product line is currently profitable and growing. Today, it is a $50 million product line that we believe has only scratched the surface of its potential, and our product management approach assures us that this product line gets the attention it needs to achieve its full potential. We are very excited about our Farm and Ranch business.

Our current performance in Personal Auto is unacceptable. Last quarter, we identified the reasons for our poor auto performance. This quarter, we started to implement the actions to turn around our Personal Auto business. There’s still a lot of work to do, and the impact of these actions will take some time to show up in our financial results, but we’re confident that these are the right steps to bring this product line back to health. Now, I’ll turn you over to Jessica to discuss the Business and Specialty insurance segment results.

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Thanks, Kim. Since taking over Commercial Lines in August, my team has been focused on identifying the pricing, underwriting and product changes required to return us to profitability, with most of our attention on our Commercial Auto and BOP business. In addition to profitability improvements, we are also working on growth initiatives across all commercial lines with priority given to our profitable lines, Commercial Package and Workers Compensation.

Our business insurance loss ratios for the fourth quarter and 2015 are very disappointing, but not surprising. The opportunities for improvement we identified beginning in August surrounding underwriting, pricing and claims will take time to earn out, and only then will they positively impact results. I am optimistic regarding our outlook, and our pathway back to profitability despite the poor results in the fourth quarter and 2015 overall. I am confident the actions we’ve identified, and are in the process of being implemented, will drive improved underwriting results in 2016.

Let’s start by looking at the root causes and fixes for deteriorating BOP and Commercial Auto results. One of the major contributing factors to the worsening of these two products was the intentional strategic shift to larger accounts beginning in 2011, as part of an effort to reduce the expense ratio and a focus on increasing casualty exposures relative to property. While we believe in the premise of that strategy, we were not well positioned at that time to profitably execute in terms of the product, underwriting expertise, technology or pricing segmentation. This is evident in the results of our larger BOP and Commercial Auto fleets associated with those policies.

While the entire industry has struggled in Commercial Auto due to increased frequency and severity, our results are worse driven by the larger fleets, caused by inadequate rates and underwriting, as well as insufficient use of predictive models. We see this in both the loss ratio of larger accounts and accounts that the renewal model identifies as worse risks. The five-year loss ratio on accounts greater than $10,000 is approximately 12 points higher than accounts less than $10,000, and 24 points higher on the risks the models would predict to have higher frequency and/or severity. In addition to these issues, we have identified leakage in claims and within our underwriting process including consistency with respect to driver evaluation, risk assessment and vehicle class.

To address these issues, we’ve identified opportunities for improving controls within bizX, our online agency quoting system. And in December, we implemented a new renewal pricing tool that makes use of our predictive model and includes additional rating variables, which will allow us to better match rate to risk. The newly

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

created renewal pricing tool alone is projected to add 7% to 10% of additional rate. We also implemented desktop underwriting procedures and training focused on upfront underwriting of MVRs, tier utilization, driver records and vehicle classification. A new business model with associated pricing tool was deployed to our field teams last week, which will give underwriters price guidance based on risk characteristics. Finally, we’re making changes to our bizX quoting system, which will remove the ability of our agent to tier, classify or price larger accounts, thereby placing those responsibilities with a State Auto underwriter. Placing risks in the appropriate tier based on eligibility can add up to 15 to 25 points of rate, depending upon the state.

As I mentioned last quarter, we are also evaluating account sizes and classes, as well as our underwriting and pricing model to improve our BOP product’s profitability results. Over the past five years our BOP book, similar to Commercial Auto, has shifted from smaller BOPs under $10,000 to larger BOPs over $10,000 that were more casualty focused in classes such as auto services, restaurants and grocery and convenience stores, all of which are better suited on a package policy. Today 30% of our portfolio consists of policies over $10,000 versus 22% in 2012. The biggest concern is that our BOP policies over $50,000 have a five-year loss ratio of 77.5% versus policies less than $10,000, which have a five-year loss ratio of 60.8%. The liability part of these larger BOPs runs a five-year loss ratio of 14 points over property, due to increased severity. These more complex types of exposures require more experienced underwriting and pricing, which was not in place when these products were launched. To address these issues, we are taking four actions. First, we are requiring all BOPs over $50,000 to be moved to a package policy and therefore better underwritten. Second, we will turn off automated quoting capabilities for agents to eliminate underwriting leakage and promote proper classification, tier and pricing. Third, we have eliminated pricing tiers which offer lower rates. And fourth, we have created a new commercial lines appetite statement and underwriter training that will ensure we are getting risks that we can write successfully and align our agents with our commercial lines capabilities.

We are seeing much better results in our small Commercial Auto and BOP books, and we are confident we can continue to write this profitably. The implementation of Guidewire for small commercial at the end of 2016 will provide us with an efficient system, a solid product, and an ease of doing business offerings to our agents. Coupled with other growth initiatives focused on small commercial, this will allow us to turn new business trends positive, while reducing our expense ratio over time.

In addition to underwriting changes, we have also made some changes to our claims practices to minimize claims leakage. First, we’ve reduce the number of third-party vendors we utilize in the claims process in order to leverage pricing. Second, we’ve outsourced subrogation activities to improve recoveries, and third we significantly expanded our fraud detection and reporting capabilities. Addressing these various forms of claims leakage will also decrease loss and loss adjustment expenses, driving improved underwriting profitability.

Our package policy business, excluding our runoff large account solutions business, performed well in the fourth quarter and was in line with our year-to-date expectations. Targeted rate increases and better pricing segmentation have positioned us to be adequately priced and competitive on targeted segments of this business. This is one of the lines we started focusing on for growth, given its stable profitable position. In the fourth quarter we saw a reversal of new business trends, and CPP new business actually increase by 9.7% in policies in force and 29% in written premium over fourth quarter 2014.

On last quarter’s call I mentioned that we are realigning our field operations to drive accountability and better match underwriting talent to agency needs. We’ve completed that reorganization and are now positioned to provide excellent agency service.

The combination of these underwriting, pricing and reorganization initiatives will help us return to underwriting excellence and help us grow profitably in this segment.

As a result of the realignment, we are now also reporting Workers Compensation within the business insurance segment, which we believe appropriately reflects how the business is written and managed. This change will not affect our disciplined niche approach. The workers compensation unit’s results were, again, very solid for the quarter and year-to-date. As the market softens, we are still growing, although we are starting to see rate increases slow in most states. Our Workers Compensation strategy remains the same, grow profitably while remaining disciplined, as the market shows further signs of softening.

Moving on to Specialty, the overall results of the ongoing Specialty insurance segment continue to be good, but the quarter and year-to-date did not perform as well as expected, driven by large casualty loss development and deterioration in two specific programs within our Programs unit. The Specialty segment’s non-cat loss ratio for the quarter was 66.5% and 59.7% year-to-date. We’ve been successful in navigating a challenging market and leveraging our niche market positions and underwriting excellence to maintain underwriting profit.

The E&S property market continues to be soft due to excess capacity and capital entering that space. The story is consistent with prior quarters that minimal storm activity, aggregated business models, collateral markets and reduced reinsurance costs combine to make growth very difficult in this market. Rates were down on average of 8% to 10%. We continue to look for creative ways to leverage our strong relationships to identify new business opportunities, including seeking out aggregated books of business with partners who have proven track records of being profitable. We will continue to stay disciplined and focused on profitable renewals and write all the business we can at the right rates, adding only those risks we believe are accretive to our portfolio. The non-cat loss ratio in this unit continues to be outstanding, driven by low current accident year activity and favorable development of prior accident years.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

In our E&S casualty unit, we continue to look for opportunities to grow, both organically and through acquisitions of underwriting teams. Year-to-date, rates increased 2.2% for this unit. Our strong broker relationships have protected us from adverse market impacts and have allowed us to continue to grow, although at a slower pace. We’ve also continued our practice of adding underwriters in strategic geographic locations to grow our business profitably which has resulted in organic growth of 10.1% for the year. We did see sizable increases in the 2015 quarterly and year-to-date non-cat loss ratios, which were 62.6% and 64.4%, respectively. As mentioned, the increases were driven by change in mix of business and adverse development on prior accident years in our Healthcare and Umbrella products. We continue to be very pleased with the makeup and quality of this book. We did, however, make the decision to exit the Healthcare in early 2016. The decision was based on a combination of profitability fundamentals, lack of scale and the competitive nature of this space, all of which hampered our efforts to grow profitably.

The Programs Unit continues to add programs to help diversify our overall portfolio of “niche within a niche” programs. We continue to get more than 10 solid new programs submissions for review each month.

We implemented two new programs during the fourth quarter, which we estimate to have 2016 premium of approximately $12 million. We also terminated one program, due to profitability concerns driven by frequency and severity. Our performance in the programs space is disappointing. However, the results were adversely affected by terminated programs and Commercial Auto experience that mirrors our internal Commercial Auto results. Our three most disappointing programs were driven primarily by Commercial Auto. One of those has been terminated, and the other two are undergoing aggressive rehabilitation programs. Terminated programs contributed 7 points to the loss ratio. We’re disappointed in some of our auto programs, where we have not seen the performance improvement we expected, given the large rate increases we have previously implemented. We’re making underwriting changes, adopting a more sophisticated analysis, including introduction of telematics where possible to improve results. We are very focused on our largest program. Our analytics team is working with the program manager to conduct univariate and multivariate analysis, including additional data on the Auto Liability coverage line, to identify characteristics driving the loss. This analysis will be completed by March 31, 2016. Finally, we’ve reached an agreement with this program on a commission reduction, which will go into effect March 1, 2016.

Rate increases for the Program Unit in 2015 were 4.5% year-to-date. The non-cat loss ratio for the quarter was 107.1% and 80.7% for the year, including 16.7% was for prior-year development. Now, I will turn the call over to Mike for closing comments.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Thanks, Jess. It has been a challenging and exciting nine and a half months. I hope over the last two quarters we have demonstrated that we are a leadership team that will be transparent and candid; as a matter of fact, I hope today that came through loud and clear. Our results are poor, and that is unacceptable. I also hope though that we properly communicated our confidence and optimism, confidence that we have identified the causes, and then we also have the plan to fix those issues and the ability to execute that plan. With that, I will turn it over and open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Arash Soleimani, KBW.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst

Thanks and good morning. So I think you said on one of the new quoting systems you’re rolling out that alone will allow for rates that are 7% to 10% higher. Just wanted to get your thoughts. How much rate do think that you actually need to get auto within your target?

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Good afternoon, this is Jessica. And I think you’re referring to my comments which were focused on Commercial Auto and the renewal pricing tool that we put into place at the end of fourth quarter. That is just an indication based upon that tool on larger accounts how much rate we would actually achieve if we just ran and just by the fact of using the model and associating the proper rate for the risk. So that is the 7 to 10 points.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

But you are exactly right. We will need a combination of additional rate, but more so than that just underwriting changes and claims changes. So I think the other benefit that we will see, as I mentioned, is we have many accounts that are not properly placed into tiers based on eligibility based on drivers and MVRs and vehicles. Again that could add an additional 15 to 25 points.

We have some leakage in our claims areas with lack of expertise in commercial claims areas. So it is going to be the combination of all of those things that are going to be required to bring us back to profitability. We will need additional rate, and we are making additional rate filings to address those needs.

This is simply the impact of just the one tool that we are implementing. But again it is not going to be just a rate solution. We are going to have to and we are addressing issues in underwriting and claims as well.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst

All right. Thanks. And obviously given the rate actions that you will need to take, I know you said one of your objectives was profitability but also growth. But with the rate actions that will have to come through how should we think of the growth trajectory, I guess in the near to medium term? Is it fair to think of it as — sorry go ahead.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Sorry, this is Mike. It is the right question. I think the thing that is interesting, and I hope you heard consistently across the comments from all four of us, is that a lot of this is pricing issues across the spectrum of risk.

Some of those risks obviously need more rate, thus we’re having the loss ratio problem. But there are also some places where we can be significantly more competitive because we’re on the other end of that spectrum where we have been charging too much rate. So we have — obviously we don’t project our plans or don’t share those plans in a lot of detail, but we expect this year that we are going to begin to turn the corner from a — we have been decreasing our customers and our premium for some time now.

We believe that 2016 will result in a turn of that, and we will start either seeing the amount of lost customers decrease rather significantly, and in some of our lines of business we will have growth. So I think it’s — when you look at it at the high level which is what you all have to do, and you look at the rate need, the conclusion immediately is that with that type of rate need they won’t be able to grow, but there are a number of segments where we believe we have a lot of confidence.

We believe Homeowners is an example of that, but even in our Auto lines of business there are targeted segments that in some states we believe we have real opportunity in.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst

Thanks. That is helpful. And then lastly what type of adoption do you expect to get on the, or level of adoption on the telematics offering? Just since you had mentioned you expect it to be meaningful.

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

I think we are going to have — the meaningful probably has two pieces. I think adoption when you do those things is always — it is not a slam dunk. I think if we get between 15% and 30% of our new business selecting that option, I think that would be sort of a good first step out of the box.

I think the second — the two other parts that I think are meaningful is inside some of our sort of more agents who work with regional carriers I think it could be a real differentiator for us. So I think that would make us more meaningful in their offices, and it is no sort of news to anybody that sort of the impact on knowing the best drivers from the worst drivers and what you could do from either giving discounts and getting more competitive on the people who deserve it or sort of avoiding folks who you need to avoid can really drive things.

But I do think adoption right out of the box is going to be a ramp-up for us.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Yes and I will add because I mentioned it in the program space that our largest program is working with us in conjunction with what Kim is doing on the personal line side for telematics. And we would, based on the requirement of us doing business with the program and the types of tow trucks and companies that we work with, expect when we get there a little bit higher of an adoption because it will be a requirement and seems to have a higher adoption rate in the commercial line space anyway.

What that percentage is, to be fair, I don’t know exactly but I would expect something closer to 50% or higher just based on the requirements.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst

All right. Thank you very much for the answers.

Operator

Ron Bobman, Capital Returns.

Ron Bobman - Capital Returns Management - Analyst

Thanks for the transparency and the frankness and to some extent burying us with the details on your analysis. It was worthwhile. I have a question, Mike, I think in your prepared remarks you commented that you’ve completed your review. Were you commenting on just Personal Auto? Were you commenting on Personal and Commercial Auto? All lines? Could you recover that statement please.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Absolutely. I was referring to all lines, and you know you are never done. So maybe I didn’t choose the right word in saying that we completed it, but because good companies and companies like the one we are building which is focused on as much as possible on understanding the data and the analytics and results, so I’m throwing that out there as just a little clarifier.

My comment specifically to your question was across both Auto and Commercial and Personal and even in our Program business. I think we had a little more of a head start in the personal lines side.

Ron Bobman - Capital Returns Management - Analyst

I’m sorry you cut out. Go ahead.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

We did it across all of our lines of business. So these very specific answers it wasn’t just personal. It was Personal, Commercial and Programs. We had a little bit of a head start in personal insurance, so in this quarter we caught up a little bit on commercial, but it was meant to cover all of those.

Ron Bobman - Capital Returns Management - Analyst

Thanks. Someone else on the team commented about all open claims being reviewed for, in essence, case reserve adequacy. I think that comment related just to personal auto, but basically I sort of wanted to ask that sort of similar question now that I asked before. Were all commercial auto claims reviewed for adequacy and adjusted as seen fit at Q4 and the same goes for the Program line?

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Just to be clear when we talked about the claims looking at the auto files both personal and commercial. From a program standpoint it is a little different situation because with our program business, depending on which program it is, and specifically to the two auto programs, the work that is being done there is not complete yet in terms of all of the claims.

But we’ve been focusing there on rate adequacy and some of the process in terms of risk approvals there, but the claims review, to your question, was both personal auto and commercial auto.

Ron Bobman - Capital Returns Management - Analyst

Okay. Thanks. So as it relates to the largest program which your colleagues sort of described about ongoing work, some of it being completed by the end of March this calendar year. Candidly my question is sort of how much uncertainty are we faced with respect to reserves backing that book of business.

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Let me start and if Matt wants to add anything on the reserve side, we have had a relationship with this MGU for quite a long time, a very good relationship with them. And we are collecting substantial additional data points that we’re going to be able to use similar to our standard commercial lines auto side and better price segmentation and risk selection.

They have actually been collecting the data, but we are putting it in more of a warehouse multi-variate model which hasn’t been used in rating previously. So I am very optimistic that that is going to have a very good effect on our loss ratio. That being said we have put time parameters to revaluation and making sure that we are starting to see that improvement.

The other thing that we have done to sort of give us a little bit of cushion, and I mentioned in my comments, is we’ve gotten them to agree to a reduction in commission starting March 1 which is not insignificant. And that will give us some relief until we are able to actually get the loss ratio back where we want to. In terms of reserves I’ll make the comment that we have obviously been strengthening those reserves over the last couple of quarters.

That book, however, I would say acts very similar to our own commercial auto book, so there would be nothing unique just because it’s a program I don’t believe that would make it more volatile than just standard lines commercial in general.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Just two additional comments from me. One is that just to make it clear how focused we are - Jess and I are actually going down and meeting face-to-face with the program administrators, because I want us to both have eyes on them and discuss these issues. The second thing is what Jess said, it is an auto program. It is a wheels program.

It is kind of a perverse way to think about it, but most of our problems happen to be on all auto related risk. I guess if you are looking for a silver lining, I happen to be an optimist that can be troubling at times, but the optimistic view of that of course is that these are lines of business that have more direct relationship between the actions you take and those things getting fixed. The tails tend to be a little shorter than a lot of other lines, and our program business as Jess mentioned is an auto program.

One of the reasons that we’re more confident about the future is that one, we understand auto really well. It may not look like it in our results. And, two, the tails on those are ones we can manage.

Ron Bobman - Capital Returns Management - Analyst

Okay. I’m sorry thanks for your patience and your answers. One more question. I think in the prepared press release there’s sort of a quote from you, Mike, about - we have all of the leadership people in place ready to tackle these problems basically and move the organization and improve results. Something to that effect.

I just want to make sure about the next level of execution and sort of operating management. Your colleague mentioned sort of deficiencies in commercial auto claims expertise I think was an element to challenges in the past. At the lower level of management do you have the staff and the expertise to execute this plan?

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

I believe so. We’re never — we’re always going to challenge ourselves, and that truly means ourselves and all of our leadership and all of our Associates in this new culture we’re building to generate skills, like being more nimble and responsive and creative and all of that. But I believe the changes that when I did talk specifically about to the senior leadership team, which I’m very proud of, I believe in with 100% confidence. And I think what they have done, though, is they have done the same thing. I didn’t say that in my quote. But what we have done is as those folks have come on board, they’ve gone through their organizations and chosen their leadership positions as well. So I have a great deal of confidence at the next level down as well.

Ron Bobman - Capital Returns Management - Analyst

Thanks again. Best of luck.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Thank you so much.

Operator

Paul Newsome, Sandler O’Neill.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Good morning, and I want to reiterate as well the candor is refreshing, and my confidence that things are improving goes up when I hear that sort of candor, and I think I’m not alone. I just wanted to ask a specific question on the product pricing by product, and you mentioned in there that each product is now going to be required to make an underwriting profit. How much of a change is that from the past?

Were you largely underwriting on sort of an account basis or an agent basis prior to this and just I guess from there obviously looking to see how profound that issue is.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

It’s a little bit difficult for me to answer, obviously. I’ve asked a lot of questions about our approach. I’m not suggesting that the folks prior had done things like subsidized products or knowingly wrote products at a loss. I think there was a broader view to roll things up at a personal lines level or a commercial lines level and look at it at a higher level.

I think the focus was more at that rolled up level and managed a little bit more at that level. Again I want to be careful here that I wasn’t here so it is unfair for me. I’m not being critical. I’m just giving you my observation.

I think it is a significant move. Not as much as a departure from there, but the level of focus we are bringing to saying Auto Insurance needs to hit a 96. Homeowners needs to hit a 92. Jess in her Specialty Lines business, this is how she has been running it.

She had an E&S leader of Casualty and Property and a Program leader and a Workers Comp leader. From a Specialty standpoint it is not as much a departure, but she is bringing that same type of maniacal focus that says each line of business has to stand on her own. And in the middle market space when you’re writing account business, it is very easy for an underwriter to say, the total account is $7000, so I know the model says to write the Auto at $1000 but let’s write it at $800 or $600 because I can roll it all together.

That is a fool’s game, and it never plays out over time. And while you have to be thoughtful about that and you have to explain it a little bit more, but that on the middle market space is an example. But even in the like I say in the personal lines we didn’t really focused on kind of a by line management of that, and that change I believe it will be significant. Again this is — we have a lot of proving to do to you all but, Kim?

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

I think the biggest organizational change you see from us is historically product managers managed the state, and they managed both Auto and Homeowners. And everybody now has an explicit responsibility for managing a single product. So there is nobody who has responsibility for both Auto and Homeowners I guess except for me.

But everything is sort of by product line. And when you organize your thinking, your management information all of that, at least our belief is, if there are issues they sort of float to the surface or you find them more quickly and then you can react to them.

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Last thing that I will add as I think the other thing that we gained here was product management used to be just about what is the right rate, so how much rate do we need to fix the problem and now product management is about taking all of the inputs. How can we be better underwriters? What can we do in claims?

What can we do in product? And it is all aligned under the product manager, whereas before it all reported in to different people and that unity approach to the product was not something we focused on.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Great. Thank you.

Operator

Larry Greenberg, Janney.

Larry Greenberg - Janney Montgomery Scott - Analyst

Hello and good morning. So looking at the Personal Auto line there’s obviously been a pretty large degree of variability in the ex-cat loss ratio on a quarterly basis throughout the year, and clearly it looks like most of the reserve strengthening that took place for the year took place in the fourth quarter.

If we looked at the full year ex-cat loss ratio and adjusted for the adverse reserve development does that give us a decent representation about where the profitability of the line is right now?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Walk me through again the two adjustments you wanted to make. One was for reserve development, and the other is look at it for a whole year?

Larry Greenberg - Janney Montgomery Scott - Analyst

No. Just so the year came in I think 69.7%, the ex-cat loss ratio, and it looks like there were 3.2 points of overall adverse development. So if I adjusted for those 3 points, it gets you to 66.5% or so ex-cat loss ratio. So I’m asking is that kind of a reasonable starting place thinking about that line for the year?

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

Yes. I’ll have to double check the math and make sure but I think the answer is yes. I think that is fair. The thing that we — what we are thinking about it as there is nothing in here that says, hey, we think we are adequate and we’re in good shape if you adjust for all those moving pieces.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

And really the three big pieces or levers that we are going to try and pull, one is sort of the operations we think we are spending money or paying out money we shouldn’t be paying out if we tighten those up. I think that closes some of the gap. We have talked about some pricing segmentation change especially on the bodily injury higher limits business. So I talked about all of the filings and reviews that we are doing.

Every one of those has an increase in the higher limits factors. We will close some of the gap there, and then even on top of that we have inadequate base rate that we have to address. So I think if you make your adjustments you are probably in the right ballpark of the gap, and those are the three levers we are going to pull to close that gap if that’s what you are looking for.

Larry Greenberg - Janney Montgomery Scott - Analyst

Great. Thanks. And then, Jessica, I probably missed this in your prepared remarks, but it looks like the other products and liability line in commercial had a pretty large uptick in the loss ratio in the quarter.

It appears that reserve development wasn’t the issue there, or at least it wasn’t the issue for the full year. I’m not sure exactly what the fourth-quarter number was. What is going on in that line?

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Okay. Two things. One is that account is impacted by our run off book in large account solutions. So that is one thing that we experienced. And low prior-year developments also would be probably the two largest factors.

Larry Greenberg - Janney Montgomery Scott - Analyst

So there was more favorable development in earlier quarters compared to the fourth quarter?

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Yes.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay. Was there reserve strengthening in the large account segment of that business?

Jessica Clark - State Auto Financial Corporation - SVP Director of Specialty Lines & Middle Markets

Yes. There was.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay. Thanks. I guess maybe a final question. So you did have some unusual items in the expense ratio. Is it possible to give us an idea of how you would characterize the underlying expense ratio moving forward?

Steve English - State Auto Financial Corporation - SVP & CFO

Larry, this is Steve. As I mentioned in the — in my prepared remarks in the fourth quarter we had the charge go through and the — but in conjunction with that we revised downward our agent and employee Associates incentive compensation. I would think about the expense ratio for 2016 as being slightly higher than what you see in the 2015 number.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

The reason for that is we still are recording some profit commission from the quota share treaty that is running through those numbers. So I can tell you for the year that was about $4.2 million. Good guy going through there and that being driven by the fact that the Homeowners book from those action appears to continue to spit off some favorable development. Given the property nature of that, that is going to dry up.

So it will be a tick higher for that reason only. But for that adjustment in that range should be a pretty good proxy for 2016.

Larry Greenberg - Janney Montgomery Scott - Analyst

Okay. Thank you.

Operator

(Operator Instructions)

Gary Ransom, Dowling and Partners.

Gary Ransom - Dowling & Partners Securities - Analyst

I wanted to ask about the agent reaction to all of the changes that have been going on at the Company. It sounded like or you alluded to some better production so some of them are at least buying in. I just wondered if you could give us a little more color on the array of reaction you’re seeing from the agents.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Gary, this is Mike. It is interesting. I think on balance it is really favorable, and I’ll give you both sides of that in a minute. I think on the concern side is anytime there’s change, and we’ve reduced staff so maybe an underwriter that they liked is no longer there, or maybe their sales person that has called on them is no longer there, or maybe it was an executive who they had a personal relationship.

I think change creates certainly some stress, and there has been that type of feedback in terms of concerns. The reason I am very confident that on balance it is more favorable is a lot of the things we have done have been about eliminating unnecessary bureaucratic stuff that they had to put up with. Forms they had to fill out or processes they had to complete or maybe an approval process that involved two or three people and only needed to involve one person.

So I think those types of changes, and we’ve made a bunch of them, most of which were generated by ideas from our Associates. These weren’t leadership ideas. This is our team of people speak up and saying why in the heck are we doing this, and we just stopped doing it, quite frankly. So I think the agents have reacted favorably to that.

The second thing is that we are being as candid and transparent with them as we are being with you all, and they have reacted very favorably. They really appreciate good news or bad news. They can take it.

They just want to know what is going on and they want us to be clear about that. I think that clarity has been positive. The third piece is just the emphasizing to them that we want to profitably grow. It is been a tough four to five years for our agents.

We have been decreasing our volumes. A lot of that’s by design, we had to, but we had rate increases. We got out of some CAT prone areas. We terminated some agencies. So they have gone through this extended period of having to kind of pare back with State Auto.

We’re now coming out with a message of look there’s still going to be rate changes, there’s still going to be some corrections in there, but we not only want to be profitable, we want to grow, and we want to be a player in the property and casualty marketplace. I think you take that along with the other things we have done, and on balance the feedback has been favorable.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

Gary Ransom - Dowling & Partners Securities - Analyst

If you think about growth over the longer term, do you think that is coming from better penetration of your existing agents or is there some potential for agent growth as well?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Both. I think that there’s so much growth opportunity, I don’t even know where to begin. Right now we are a very small player, and I love our size because we have the opportunity through being more nimble and responsive and so on and so forth to be a real player in this marketplace if we can take on those characteristics that I talked about in my opening comments.

But if you look where we are at, I think there is a huge amount of opportunity with the agents that we have today. We have very few that have a significant amount of dollars with us. There is upside there. There is geographic upside. There are a bunch of states where quite frankly all of our states we could grow in so there is geographic opportunity.

We have already appointed I think 22 new agents through less than eight weeks of this year which is a big move forward. We’re not going to be a massive agent appointee, but there are opportunities in some geographic areas where we don’t have agent penetration, so there is that opportunity. So it is very exciting to me. It’s kind of great to get this question because I can take a breath from all of the lousy results.

But I get very excited about our longer-term opportunities.

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs

I would look at sort of we put new technology in Farm and Ranch. And production really jumped up with that. And I would look at that as maybe a canary in a coal mine. We’ve lived through this cycle a lot. You give people sort of better or easier front end tools. They give you more stuff.

And that is sort of one of the reasons we’re excited the same agency plant just sort of gave us a lot more stuff, so we believe there is more to give once they get better tools later in the year.

Gary Ransom - Dowling & Partners Securities - Analyst

Thank you for all of that color.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO

Thanks.

Operator

There are no further questions at this time.

Tara Shull - State Auto Financial Corporation - IR & Finance Director

Thank you, Rob. Thanks for your questions. We want to thank you for all your participation in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter earnings call which is currently scheduled for Thursday, April 28, 2016. Thank you and have a good day.

Operator

Thank you. That concludes today’s fourth quarter 2015 earnings conference call. Thank you for participating. You may disconnect at this time.

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FEBRUARY 18, 2016 / 04:00PM GMT, STFC - Q4 2015 State Auto Financial Corp Earnings Call

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